Exhibit 19

GERMAN AMERICAN BANCORP, INC.

INSIDER TRADING POLICY

Purpose

The purpose of this insider trading policy is to help you understand your responsibilities as a director, an officer, an employee or an agent of German American Bancorp, Inc. (the "Company"), or any subsidiary of the Company, with respect to the purchase and sale of the securities of the Company, as well as the securities of publicly traded companies with which the Company has a business relationship.

Background

Federal and state securities laws prohibit the purchase or sale of a company's securities by persons who are aware of material information about the company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel. The Securities and Exchange Commission (the "SEC") and the U.S. Attorneys vigorously pursue violations of insider trading laws and the consequences of violations can be severe. This policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company's reputation for adhering to the highest standards of conduct. It is your obligation to understand and comply with this policy. Should you have any questions regarding this policy, please contact the Company's Chief Executive Officer ("CEO").

Our Policies

Abstinence from Trading While in Possession of Material Non-public Information

If any director, officer, employee or agent of the Company, or of any subsidiary of the Company, has material non-public information relating to the Company, it is our policy that neither that person nor any related person (see “Application of these Policies to Others” below) may:
•Buy or sell securities of the Company;

•Engage in any other action to take advantage of that information; or
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•Pass ("tip") that information on to others.
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This policy also applies to actions taken with respect to the securities of any other company (including our customers or suppliers), if and to the extent that persons subject to this policy obtain material non-public information regarding the other company or its securities in the course of performance of duties for the Company.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Material Information. Information about a company is "material" if it would be expected to affect the investment or voting decisions of the reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the securities marketplace about the company. In simple terms, material information is any type of information which could reasonably be expected to affect the price of a company’s securities.

Examples. While it is not possible to identify all information that could be deemed “material,” common examples of information that will frequently be regarded as material are: projections of future earnings or losses; liquidity issues; extraordinary borrowings; significant write-downs; other changes in financial condition; news of a proposed merger, acquisition or tender offer; news of a significant sale of assets or the disposition of a subsidiary; changes in dividend policies or the declaration of a stock split or the offering of additional securities; a proposed repurchase or redemption of company securities; significant changes in the board of directors or management; significant new products or discoveries; impending bankruptcy or financial liquidity problems; pending or threatened litigation or regulatory enforcement proceedings, or significant developments in such matters; the gain or loss of a substantial customer or supplier; cybersecurity risks and incidents, including vulnerabilities and breaches; changes in auditors or auditor notification that a company may no longer rely on an auditor's audit report; and a potential restatement of a company's financial statements. Either positive or negative information may be material.

Nonpublic Information. Information is non-public if it has not been disseminated to investors through a widely circulated news or wire service or through a public filing with the SEC. For purposes of this policy, information will not be considered public until the third business day following the Company's widespread release of the information. Thus, if an announcement is made on a Monday, Thursday generally would be the first day on which you should trade (assuming you are not aware of other material nonpublic information at that time). If an announcement is made on a Friday, Wednesday generally would be the first day.

Twenty-Twenty Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

Application of these Policies to Others.

The very same restrictions apply to your family members who reside with you, others living in your household and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before trading in the Company's securities). This policy also applies to any entity controlled by a person or group of persons covered by this policy. You are responsible for making sure that the purchase or sale of any security covered by this policy by any such person or entity (each, a "Covered Person") complies with this policy.

Tipping Information to Others.

Persons subject to this policy must not pass material non-public information covered by this policy on to others. You, as the tipper, may be liable for the above penalties if your "tippee" acts on that information, whether or not you derive any benefit from the actions of your tippee.

Additional Prohibited Transactions

Because we believe it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving Company stock or in transactions that sever the alignment of such person’s interests with those of the Company’s other shareholders, those persons who are subject to this policy should not:

•Trade in securities of the Company on a short-term basis. Any Company stock purchased (except upon exercise of an option held at least six months) should be held for a minimum of six months and ideally longer.

•Sell Company stock short.

•Buy or sell, on an exchange or in any other organized market, puts or calls or other derivative instruments that relate to the future value of the Company stock.

•Hedge their investment in Company stock through covered calls, collars or other derivative transactions.

•Hold Company stock in a margin account or pledge a significant amount of Company stock as collateral for a loan.
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Potential Consequences of Noncompliance

The consequences of and the penalties for insider trading can be severe. Under applicable U.S. law, individuals who trade on inside information (or tip information to others who trade) can be liable for sanctions that include:

•Civil penalties of up to three times the profit gained or loss avoided;

•Criminal fines (no matter how small the profit) of up to $5 million; and

•Jail terms of up to 20 years.

If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with penalties that include:

•A civil penalty of up to the greater of $1 million and three times the profit gained or loss avoided; and

•A criminal fine of up to $25 million.

Failure to comply with this policy may also subject you to Company-imposed sanctions, including dismissal for cause, whether or not your failure to comply with this policy results in a violation of law. The Company reserves the right to determine, in its own discretion and on the basis of information available to it, whether this policy has been violated. The Company may determine that specific conduct violates this policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

Special Policies and Procedures Applicable Only to Company Covered Persons

In addition to the above policies that apply to all persons associated with the Company in the positions described above, directors of the Company, officers who have been designated by the Company as being subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other officers who have been appointed to the Company’s executive committee (all of such persons, together with their family members and others living in the same home, and other close associates are referred to in this policy as "Covered Persons") are subject to the following additional restrictions:

•Covered Persons must obtain prior approval of all trades in Company securities from the CEO in accordance with the procedures set forth below.

•No Covered Person may trade in Company securities outside of the applicable "trading windows" described below, or during any special trading blackout periods designated by the CEO.

•The CEO may not trade in Company securities unless the trade(s) have been approved by the Chairman of the Board of the Company, or the Chairman of the Audit Committee, in accordance with the same procedures as those set forth below for CEO approval of trades.

Trading Windows and Blackout Periods

•Trading Window for Covered Persons. After obtaining trading approval from the CEO in accordance with the procedures set forth below, Covered Persons may trade in Company securities only during the period beginning at the close of trading on the third full trading day following the Company's widespread public release of quarterly or year‑end earnings, and ending at the close of trading on the last trading day of the third month of the fiscal quarter.

•No Trading During Trading Windows While in the Possession of Material Nonpublic Information. Covered Persons possessing material nonpublic information concerning the Company may not trade in Company securities even during applicable trading windows. Persons possessing such information may trade during a trading window only after the close of trading on the third full trading day following the Company's widespread public release of the information.

•No Trading During Blackout Periods. Covered Persons may not trade in Company securities outside of the applicable trading windows or during any special blackout periods that the CEO may designate. Covered Persons (other than the CEO, with the advice of Company counsel) may not disclose to any outside third party that a special blackout period has been designated.

•Exceptions.

◦Approved 10b5-1 Plans. The above trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Exchange Act (an “Approved 10b5-1 Plan”) that meets the following requirements:

(i)it has been reviewed and approved by the CEO at least five days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the CEO at least five days in advance of being entered into);

(ii)it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Person. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other Covered Persons, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;

(iii)it is entered into in good faith by the Covered Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Person is not in possession of material nonpublic information about the Company; and, if the Covered Person is a director or officer, the 10b5-1 plan must include representations by the Covered Person certifying to that effect;

(iv)it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

(v)it is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

No Approved 10b5-1 Plan may be adopted during a blackout period.

A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the CEO.

◦Hardship Cases. The CEO may, on a case‑by‑case‑basis, authorize trading in Company securities outside of the applicable trading windows (but not during special blackout periods) due to financial hardship or other hardships if the CEO is furnished with a description of the hardship and the trade is otherwise permissible at that time in the CEO's judgment.

Procedures for Approving Trades

Because Covered Persons are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window described above, without first pre-clearing all transactions in the Company’s securities. As a result, no Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security until:

a. the person trading has notified the CEO in writing of the amount and nature of the proposed trade(s);

b. the person trading has certified to the CEO in writing no earlier than two (2) business days prior to the proposed trade(s) that (i) he or she is not in possession of material nonpublic information concerning the Company and (ii) the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 under the Securities Act of 1933, as amended; and

c. the CEO has approved the trade(s) in writing.

No Obligation to Approve Trades

The existence of the foregoing approval procedures does not in any way obligate the CEO to approve any trades requested by any Insider, including hardship applicants. The CEO may reject any trading requests at his or her sole discretion.

Stock Option and Stock Purchase Plans

The trading prohibitions and restrictions of this policy apply to all sales of securities acquired through the exercise of stock options granted by the Company under its option plans or its Employee Stock Purchase Plan, but not to the acquisition of securities through such exercises.

Personal Responsibility

Compliance with this policy, including having a proposed transaction approved in advance, is not an assurance that an insider trading violation will not be found to have occurred. This policy is only designed to reduce the risk that such violation will be found to have occurred. Directors, officers and employees should remember that ultimate responsibility for adhering to this policy and avoiding improper trading rests with each individual and that pre-clearance of trades by the CEO in no way reduces the obligations imposed on the director, officer or employee by law. Any action on the part of the Company, the CEO or any other employee pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate a director, officer or employee from liability under applicable securities laws. If a director, officer or employee or his or her Covered Person violates this policy, the Company may take legal and/or disciplinary action, including dismissal for cause. You must notify the CEO if you become aware of a breach of this policy.

Company Assistance

Any person who has any questions about specific transactions may obtain additional guidance from the CEO of the Company.

Effective Date

This policy has been adopted by the Board of Directors of the Company effective as of December 16, 2024 and supersedes any previous policy of the Company concerning insider trading.